Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PLAINSCAPITAL CORPORATION,

HILLTOP HOLDINGS INC.

and

MEADOW CORPORATION

Dated as of May 8, 2012

i

(Continued)

ii

(Continued)

iii

(Continued)

iv

INDEX OF DEFINED TERMS

Section

Agency	3.25(h)
Aggregate Cash Amount	1.4(c).
Aggregate Company Share Amount	1.4(c).
Aggregate Purchaser Share Amount	1.4(c).
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Shares	1.4(c)(i)
Broker-Dealer Entity	3.26(a)
Cash Consideration	1.4(c)
Certificate	1.4(c)(i)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Acquisition Proposal	6.8(b)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	3.2(a)
Company Disclosure Schedule	9.12(a)
Company Leased Properties	3.21
Company Licensed Intellectual Property	3.20(e)(iii)
Company Original Common Stock	3.2(a)
Company Owned Intellectual Property	3.20(e)(iv)
Company Owned Properties	3.21
Company Preferred Stock	3.2(a)
Company Real Property	3.21
Company Restricted Share	1.6
Company Restricted Stock Unit	1.7
Company SEC Reports	3.5(b)
Company Shareholder Approval	3.3(a)
Company Shareholder Meeting	6.3(a)
Company Stock Option	1.5
Company Stock Plans	0
Company Successor Common Stock	3.2(a)
Company Superior Proposal	6.8(b)
Company Support Agreements	Recitals
Company Termination Fee	8.3(b)

i

Index Of Defined Terms
(Continued)

Section

Confidentiality Agreement	6.2(b)
Continuing Employees	6.5(a)
Controlled Group Liability	3.11(g)
Derivative Contract	3.24
Dissenting Shares	1.4(f)
Domiciliary Jurisdiction	4.24(a)
DPC Common Shares	1.4(b)
EESA	3.11(l)
Effective Time	1.2
Employee Benefit Plan	3.11(a)
Employer Securities	3.11(m)
Environmental Laws	3.17
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Escrow Shares	3.2(a)
ESOP	3.11(m)
ESOP Loan	3.11(m)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(c)
Exchangeable Shares	1.4(c)
FDIC	3.1(c)
Federal Reserve	3.4
FINRA	3.26(c)
First Southwest Merger Agreement	3.2(a)
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
HSR Act	3.4
Indemnified Parties	6.6(a)
Intellectual Property	3.20(e)(i)
Investment Assets	4.24(g)
Investment Company Act	3.26(f)
IRS	3.18
IT Assets	3.20(e)(ii)
Law	3.3(b)
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Loans	3.25(a)
Maryland Certificate of Merger	1.2
Material Adverse Effect	3.8
Material Contract	3.16(a)

Index Of Defined Terms
(Continued)

Section

Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Preamble
MGCL	1.1(a)
Mortgage Vendors	3.25(m)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
New Preferred Stock	1.4(g)
NYSE	3.4
Permitted Encumbrances	3.21
Pool	3.25(j)
Premium Cap	6.6(b)
Previously Disclosed	9.12(b)
Proxy Statement	3.4
Purchaser	Preamble
Purchaser 401(k) Plan	6.5(d)
Purchaser Acquisition Proposal	6.8(d)
Purchaser Capitalization Date	4.2
Purchaser Charter Amendment	6.3(b)
Purchaser Common Stock	4.2
Purchaser Disclosure Schedule	9.12(a)
Purchaser Insurance Company	4.24(a)
Purchaser Leased Properties	4.18
Purchaser Owned Properties	4.18
Purchaser Real Property	4.18
Purchaser SEC Reports	4.5(b)
Purchaser Shareholder Approval	4.3(a)
Purchaser Shareholder Meeting	6.3(b)
Purchaser Stock Plans	4.2
Purchaser Superior Proposal	6.8(d)
Purchaser Support Agreement	Recitals
Purchaser Termination Fee	8.3(c)
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.9(c)
Regulatory Approvals	3.4
Reinsurance Agreement	4.24(h)(i)
Requisite Regulatory Approvals	7.1(e)
RIA Entity	3.26(a)
SAP	4.24(a)
Sarbanes-Oxley Act	3.5(b)
SDAT	1.2
SEC	3.4
Securities Act	3.2(a)
SEPP	6.5(c)

Index Of Defined Terms
(Continued)

Section

Series C Preferred Stock	3.2(a)
Significant Subsidiary	3.1(c)
Special Mention Loan	3.25(e)
Special Voting Stock	4.2
Specified Company Shareholders	Recitals
Specified Purchaser Shareholder	Recitals
SRO	3.4
Statutory Statements	4.24(a)
Subsidiary	3.1(c)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Taxes	3.18
TBOC	1.1(a)
Texas Certificate of Merger	1.2
Texas Secretary	1.2
to the Knowledge of Company	9.4
to the Knowledge of Purchaser	9.4
Trade Secrets	3.20(e)(i)
Treasury Department	3.11(i)
Trust Account Common Shares	1.4(b)
VA	3.25(h)
Voting Debt	3.2(a)
Withdrawal Liability	3.11(f)

AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2012 (this “Agreement”), by and among Hilltop Holdings Inc., a Maryland corporation (“Purchaser”), Meadow Corporation, a Maryland corporation and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”), and PlainsCapital Corporation, a Texas corporation (“Company”).

RECITALS

A.            The Boards of Directors of Company, Purchaser and Merger Sub have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.            Purchaser, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement.

C.            The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D.            In connection with the execution and delivery of this Agreement by the parties hereto, Alan B. White, Double E Investments, Maedgen, White and Maedgen, EAW White Family Partnership, Ltd., Maedgen & White, Ltd. and Hill A. Feinberg (the “Specified Company Shareholders”) have entered into Support Agreements (the “Company Support Agreements”), each dated as of the date hereof, with Purchaser, in the form attached hereto as Exhibit A, pursuant to which each of the Specified Company Shareholders has agreed, among other things, to vote all of the Company Common Stock beneficially owned by such Specified Company Shareholder in favor of the Merger upon the terms and subject to the conditions set forth in the Company Support Agreement.

E.             In connection with the execution and delivery of this Agreement by the parties hereto, Diamond A Financial, LP (the “Specified Purchaser Shareholder”) has entered into a Support Agreement (the “Purchaser Support Agreement”), dated as of the date hereof, with Company, in the form attached hereto as Exhibit B, pursuant to which the Specified Purchaser Shareholder has agreed, among other things, to vote all of the shares of Purchaser Common Stock beneficially owned by the Specified Purchaser Shareholder in favor of the issuance of Purchaser Common Stock in connection with the Merger upon the terms and subject to the conditions set forth in the Purchaser Support Agreement.

F.             In connection with the execution and delivery of this Agreement by the parties hereto, Company, PlainsCapital Bank, First Southwest Holdings, LLC and Hill A. Feinberg, as stockholders’ representative, have entered into the Fourth Amendment to the First Southwest Merger Agreement, dated as of the date hereof, in the form attached hereto as Exhibit C (the “Fourth Amendment to the First Southwest Merger Agreement”).

G.            The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with (i) the Maryland General Corporation Law (the “MGCL”) and (ii) the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Company shall merge with and into Merger Sub.  Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Maryland.  As of the Effective Time, the separate corporate existence of Company shall cease.

(b)           Subject to the consent of Company and the proviso in Section 8.4, Purchaser may at any time change the method of effecting the combination if and to the extent requested by Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of the parties pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser shall cause to be filed (i) with the Secretary of State of the State of Texas (the “Texas Secretary”), in accordance with the TBOC, a certificate of merger (the “Texas Certificate of Merger”), and (ii) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), articles of merger as provided in the MGCL (the “Maryland Certificate of Merger”).  The Merger shall become effective as of the date and time specified in the Texas Certificate of Merger and the Maryland Certificate of Merger.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Texas Certificate of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the TBOC.

1.4           Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a)           The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Company.

(b)           All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Company, Purchaser or Merger Sub (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, which shall include any shares of Company Common Stock held in a rabbi or other trust for purposes of funding an Employee Benefit Plan (any such shares, “Trust Account Common Shares”), and other than shares of Company Common Stock held, directly or indirectly, by Company, Purchaser or Merger Sub in respect of a debt previously contracted (any such shares, “DPC Common Shares”)), shall be cancelled and shall cease to exist, and no Merger Consideration or cash in lieu of fractional shares of Company Common Stock shall be delivered in exchange therefor.

(c)           Subject to Section 1.4(e), each share of Company Common Stock (including Company Restricted Shares), except for shares of Company Common Stock owned by Company, Purchaser or Merger Sub (other than Trust Account Common Shares and DPC Common Shares), and each Company Restricted Stock Unit, shall be converted into the right to receive, without interest, (i) a number of shares of Purchaser Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”)  and (ii) an amount in cash equal to the Per Share Cash Consideration.  For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2(f)).

(i)            For purposes of this Agreement, the following terms shall have the following meanings:

“Aggregate Cash Amount” shall mean the product of (A) the Aggregate Company Share Amount less the sum of (1) the number of shares of Company Common Stock cancelled pursuant to Section 1.4(b) and (2) the number of Company Restricted Shares or Company Restricted Stock Units forfeited prior to the Effective Time and (B) $9.00.

“Aggregate Company Share Amount” shall equal 35,383,650 shares of Company Common Stock; provided, however, that the Aggregate Company Share Amount shall be increased share for share for each share of Company Common Stock issued upon the exercise of Company Stock Options from and after May 8, 2012 and at or prior to the Effective Time.

“Aggregate Purchaser Share Amount” shall be equal to 27,457,712 shares of Purchaser Common Stock; provided, however, that the Aggregate Purchaser Share Amount shall be increased by 0.776 additional shares of Purchaser Common Stock for each share of Company Common Stock issued upon the exercise of Company Stock Options from and after May 8, 2012 and at or prior to the Effective Time shall be decreased by 0.776 additional shares of Purchaser Common Stock for each share of Company Common Stock cancelled pursuant to Section 1.4(b) hereof and for each Company Restricted Share or Company Restricted Stock Unit forfeited prior to the Effective Time.

“Exchange Ratio” shall mean that number of shares or fractions of a share of Purchaser Common Stock as shall be obtained by dividing (A) the Aggregate Purchaser Share Amount by (B) the number of Exchangeable Shares.

“Exchangeable Shares” shall mean the aggregate number of shares of Company Common Stock (which, for the avoidance of doubt, shall include the Escrow Shares and the Company Restricted Shares) and the Company Restricted Stock Units, in each case issued and outstanding immediately prior to the Effective Time, but shall not include any shares of Company Common Stock to be cancelled pursuant to Section 1.4(b).

“Per Share Cash Consideration” shall mean the quotient obtained by dividing (A) the Aggregate Cash Amount by (B) the number of Exchangeable Shares.

(d)           All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.2(c).

(e)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(f)            Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under Section 10.356 of the TBOC shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 10.366 of the TBOC (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the TBOC) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the TBOC.  Company shall give Purchaser (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices.  Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

(g)           Each share of Series C Preferred Stock shall be converted into one share of preferred stock of Purchaser having the same rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to the Effective Time, taken as a whole (the “New Preferred Stock”).

1.5           Stock Options.  At the Effective Time, each outstanding and unexercised stock option to purchase shares of Company Common Stock granted under a Company Stock Plan outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall vest in full (to the extent not previously vested), and, subject to Purchaser’s receipt of a stock-based award surrender agreement in the form set forth on Section 2.3 of the Company Disclosure Schedule, the holder of a Company Stock Option shall be entitled to receive the Merger Consideration in accordance with Section 1.4(c) in respect of each share of Company Common Stock underlying such Company Stock Option, less the exercise price for such Company Stock Option and applicable Taxes required to be withheld with respect to such payment, each as provided in Section 2.3.  To the extent the exercise price of a Company Stock Option is greater than or equal to the Merger Consideration (with the value of the Per Share Stock Consideration based on the average of the high and low sales prices of the Purchaser Common Stock on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, on the Closing Date), such Company Stock Option shall be cancelled for no consideration.  As used in this Agreement, the term “Company Stock Plans” means the plans set forth in Section 1.5 of the Company Disclosure Schedule.

1.6           Company Restricted Shares.  At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions granted under any of the Company Stock Plans which is outstanding immediately prior to the Effective Time (each, a “Company Restricted Share”) shall vest in full and become free of such restrictions and any repurchase right shall lapse and, subject to Purchaser’s receipt of a stock-based award surrender agreement in the form set forth on Section 2.3 of the Company Disclosure Schedule, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 1.4(c), less applicable Taxes as provided in Section 2.3.

1.7           Company Restricted Stock Units.  At the Effective Time, each award representing the right to receive a share of Company Common Stock granted under any of the Company Stock Plans which is outstanding immediately prior to the Effective Time (each a “Company Restricted Stock Unit”) shall vest in full (to the extent not previously vested), and, subject to Purchaser’s receipt of a stock-based award surrender agreement in the form set forth on Section 2.3 of the Company Disclosure Schedule, the holder of a Company Restricted Stock Unit shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Stock Unit in accordance with Section 1.4(c), less applicable Taxes as provided in Section 2.3 of this Agreement.  Prior to the Effective Time, the Board of Directors of Company and

the Compensation Committee of the Board of Directors of Company, as applicable, shall adopt resolutions to effectuate the provisions of Sections 1.5, 1.6, 1.7 and 2.3.

1.8           Escrow Shares and Escrow Options.  At the Effective Time, and subject to the Fourth Amendment to the First Southwest Merger, each of the Escrow Shares shall be converted into the right to receive from Purchaser the Merger Consideration, and each of the Escrow Options shall be converted into the right to receive the Merger Consideration as set forth in Section 1.5.  Notwithstanding anything contained herein to the contrary, all Merger Consideration received in respect of the Escrow Shares shall remain in escrow, and the Merger Consideration received (less the exercise price and applicable Tax withholding in) in respect of the Escrow Options shall be placed into escrow and, except as amended, shall be subject to the terms and conditions currently applicable to Escrow Shares and Escrow Options with respect to ownership, payment of dividends, and release from escrow, pursuant to the terms of the First Southwest Merger Agreement and the related escrow agreement.

1.9           Articles and Bylaws of the Surviving Company.

(a)           Except as provided in Section 1.9(b), the articles of incorporation and bylaws of the Surviving Company shall be the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

(b)           As of immediately following the Effective Time, Purchaser and the Surviving Company shall amend the articles of incorporation of the Surviving Company to change the name of the Surviving Company to “PlainsCapital Corporation.”

1.10         Officers.  Except as set forth in Section 6.13, the officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.11         Effect on Purchaser Common Stock; Required Purchaser Action.  Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Delivery of Merger Consideration.  At or prior to the Effective Time, Purchaser shall (a) authorize an exchange agent, which person shall be a bank or trust company selected by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into at least ten (10) business days prior to the Effective Time, to deliver an aggregate number of shares of Purchaser Common Stock and an amount in cash which together are equal to the aggregate Merger Consideration (excluding, for avoidance of doubt, the aggregate Merger Consideration in respect of Company Stock Awards) and (b) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (the “Exchange Fund”).

2.2           Exchange Procedures for Common Shares (other than Company Restricted Shares).

(a)           As soon as reasonably practicable after the Effective Time, but in any event within five (5) business days thereafter, the Exchange Agent shall mail to (x) each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4, and (z) each holder of Escrow Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.8,  along with, in each case, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the applicable Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b)           Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time but in any event within ten (10) business days after such surrender, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Shares.  Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)           No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d)           In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser or the Surviving Company) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Purchaser Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Purchaser or the Surviving Company, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent, Purchaser or the Surviving Company, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Company Restricted Stock Units in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(e)           After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f)            Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser.  In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) average of the high and low sales prices of the Purchaser Common Stock on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, on the Closing Date by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time will be transferred to Purchaser.  In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3           Exchange Procedures and Tax Withholding for Company Stock Awards.  As soon as reasonably practicable after the Effective Time, but in any event within fifteen (15) business days thereafter subject to Purchaser’s receipt of a stock-based award surrender agreement from the holder in the form set forth on Section 2.3 of the Company Disclosure Schedule and satisfaction by the holder of all Tax obligations, Purchaser shall or shall cause the Surviving Company or the Exchange Agent to deliver to each holder of Company Stock Options, Company Restricted Shares and Company Restricted Stock Units (collectively, “Company Stock Awards”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.5, 1.6 or 1.7, as set forth in the books and records of the Company, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor, less the aggregate exercise price, in the case of Company Stock Options, and in each case, less and subject to the satisfaction of applicable Taxes, each as provided herein; provided, however, that all Merger Consideration, less the aggregate exercise price and applicable Taxes, in respect of Company Stock Options that are Escrow Options, shall be delivered to the agent for the Escrow under the First Southwest Merger Agreement and not the holder of such Company Stock Option.  Notwithstanding anything to the contrary in this Agreement, the aggregate Per Share Cash Consideration payable in respect of each holder’s Company Stock Awards pursuant to Section 1.5, 1.6 or 1.7 (the “Stock Award Cash Amount”) shall be reduced by all Taxes required to be withheld or deducted under the Code or any provision of state, local or foreign Law in respect of such Company Stock Awards (the “Stock Award Withholding Amount”).  If the Stock Award Withholding Amount for any holder exceeds the aggregate Stock Award Cash Amount for such holder (such excess, the “Stock Award Withholding Shortfall”), then, prior to delivery of the aggregate Per Share Stock Consideration in respect of such Company Stock Awards, the holder of the Company Stock Awards shall be required to remit in cash (or make other arrangements that are satisfactory to the Surviving Company and Purchaser for the satisfaction of) the Stock Award Withholding Shortfall.  The aggregate exercise price for each holder’s Company Stock Options shall be deducted (a) first from the Stock Award Cash Amount, to the extent that the Stock Award Cash Amount exceeds the Stock Award Withholding Amount, and (b) then from the aggregate Per Share Stock Consideration, with the value of such Per Share Stock Consideration based on the average of the high and low sales prices of the Purchaser Common Stock on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Company prior to the date hereof and on or after the date on which Company filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1           Corporate Organization.

(a)           Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.  Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956 (“BHC Act”) and meets the applicable requirements for qualification as such.

(b)           True, complete and correct copies of the Third Amended and Restated Certificate of Incorporation of Company, as amended (the “Company Certificate”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Company and made available to Purchaser.

(c)           Company has Previously Disclosed a list of all its Subsidiaries.  Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions to Company, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall have the meaning ascribed to it in Section 2(d) of the BHC Act.  The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened.  The copies of the articles of incorporation, bylaws and similar governing documents of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company which have been made available to Purchaser are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

3.2           Capitalization.

(a)           The authorized capital stock of Company consists of (i) 100,000,000 shares of original common stock, par value $0.001 per share (the “Company Original Common Stock”) of which, as of May 7, 2012 (the “Company Capitalization Date”), 34,444,693 shares were issued and outstanding (including Company Restricted Shares and 1,736,279 Escrow Shares (as defined below)), (ii) 150,000,000 shares of common stock, par value $0.001 per share (the “Company Successor Common Stock” and together with the Company Original Common Stock the “Company Common Stock”), none of which were issued and outstanding as of the

Company Capitalization Date, and (iii) 50,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”) of which, as of the Company Capitalization Date, 87,631 shares are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, none of which are issued and outstanding as of the Company Capitalization Date, 4,832 shares are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, none of which are issued and outstanding as of the Company Capitalization Date, and 114,068 shares are designated as Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), all of which are issued and outstanding as of the Company Capitalization Date.  As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for shares of Company Common Stock reserved for issuance in connection with awards under the Company Stock Plans to purchase not more than 3,655,189 shares of Company Common Stock, of which 518,561 Company Stock Options were outstanding as of the Company Capitalization Date, 931,460 Company Restricted Stock Units were outstanding as of the Company Capitalization Date, and 5,105,210 shares of Company Common Stock reserved for issuance pursuant to future awards under the Company Stock Plans.  The number of shares of Company Common Stock held as of the Company Capitalization Date in the trust established under the Company Employees’ Stock Ownership Plan (the “ESOP”) is 1,809,590.0000, 1,619,337.4450 of which are allocated to participant ESOP accounts, 868,170.3841 of which are held in participant accounts under the “stock bonus portion” of the ESOP and 190,252.5550 of which are unallocated.   All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding.  As of the Company Capitalization Date, except pursuant to this Agreement, the First Southwest Merger Agreement with respect to the Escrow Shares and under the Company Stock Plans as set forth herein, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company.  As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).  “Escrow Shares” means 1,736,279 shares of Company Original Common Stock held in escrow pursuant to the Agreement and Plan of Merger, dated as of November 7, 2008, by and among

Company, PlainsCapital Bank, First Southwest Holdings, Inc., and Hill A. Feinberg, as Stockholders’ Representative, as amended (the “First Southwest Merger Agreement”).  Except for the Company Support Agreements, there are no voting trusts or other agreements or understandings to which Company, any Subsidiary of Company or, to the Knowledge of Company, any of their respective officers or directors, is a party with respect to the voting of any Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company.  Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options, Company Restricted Shares and Company Restricted Stock Units outstanding as of the Company Capitalization Date, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the exercise price for each such Company Stock Option and (vi) each Company Stock Option issued in connection with the First Southwest Merger Agreement, the proceeds of 25% of which are required to be placed into escrow upon exercise pursuant to the First Southwest Merger Agreement (such 25% of such Company Stock Options, the “Escrow Options”).  Except for the Trust Account Common Shares and DPC Common Shares, no subsidiary of the Company owns any capital stock of the Company.

(b)           Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date and listed in Section 3.2(a) of the Company Disclosure Schedule, no other equity-based awards are outstanding as of the Company Capitalization Date.  Since the Company Capitalization Date through the date hereof, Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than in connection with the exercise of Company Stock Options or settlement in accordance with their terms that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards.  With respect to each grant of Company Stock Options, Company Restricted Shares and Company Restricted Stock Units, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws.  All Company Stock Options granted by Company or any of its Subsidiaries have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.  From January 1, 2011 through the date of this Agreement, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Stock Plan.

(c)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Significant Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3           Authority; No Violation.

(a)           Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by a unanimous vote thereof.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock (the “Company Shareholder Approval”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  Neither Company nor any of its Significant Subsidiaries has been charged as an entity with a federal crime relating to financial services by way of an indictment, filing of an information or a criminal complaint.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub, as applicable) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)           Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in

Section 3.4 are duly obtained and/or made, (A) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4           Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), New York Stock Exchange (the “NYSE”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii)  the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Texas Department of Banking, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Company Proxy Statement”), which shall also serve as the proxy statement relating to the meeting of Purchaser’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Purchaser Proxy Statement” and together with the Company Proxy Statement the “Joint Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(b), (iv) the filing of the Texas Certificate of Merger with the Texas Secretary and the Maryland Articles of Merger with the SDAT, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5           Reports.

(a)           Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with (i) the Federal Reserve, (ii) the FDIC, (iii) the Texas Department of Banking and any other state banking or other state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that is unresolved as of the date hereof.

(b)           An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 16, 2009 (the “Company SEC Reports”) is publicly available.  No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports.  None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F, 13H or with respect to the Broker Dealer Entities, Form ADV).

3.6           Financial Statements.

(a)           The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Ernst & Young LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Neither Company nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 which have either been Previously Disclosed or would not have, individually or in the aggregate, be material to the operation of Company and its Subsidiaries, taken as a whole or (iii) in connection with this Agreement and the transactions contemplated hereby.

3.7           Broker’s Fees.  Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to J.P. Morgan Securities LLC. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

3.8           Absence of Changes.  Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate; or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9           Compliance with Applicable Law.

(a)           Company and each of its Subsidiaries hold, and have at all times since December 31, 2008 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing.  Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all Agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received from a Governmental Entity since January 1, 2008, written notice of, any material defaults or material violations of any applicable Law.

(b)           Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, none of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)           Except as Previously Disclosed, neither Company nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2007 has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each a “Regulatory Agreement”), nor has Company or any Company Subsidiary been advised since January 1, 2009 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.  Company and each of its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either Company or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(d)           Neither Company nor any of its Subsidiaries, nor, to the Knowledge of Company,  any of their respective directors, officers, agents, employees or any other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.10         State Takeover Laws.  The Board of Directors of Company has taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby from the restrictions on “business combinations” as set forth in Section 21.601 et. seq. of the TBOC, and such action is effective as of the date of this Agreement.  No other “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested stockholder” law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby.

3.11         Employee Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, each an “Employee Benefit Plan”).

(b)           With respect to each Employee Benefit Plan, Company has delivered or made available to Purchaser a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, formal or informal trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) all investment policy statements or guidelines, delegations and charters related to any

Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any; (v) the most recent annual financial report, if any; (vi) the most recent actuarial report, if any; and (vii) the most recent determination letter from the IRS, if any.  Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.  No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)           Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code either has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for the most recent cycle applicable to such qualified plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), any such letter has not been revoked (nor has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d)           With respect to each Employee Benefit Plan, Company and its Subsidiaries have complied, and are now in substantial compliance with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms.  There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of Company or any of its Subsidiaries under ERISA or the Code.  None of the Company or any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(e)           All contributions required to be made to any Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements.  Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f)            No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company or its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA.  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company or its Subsidiaries or any of their respective ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

(h)           None of Company and its Subsidiaries have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Company and its Subsidiaries.  Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits.

(i)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to the Knowledge of Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which could reasonably be expected to result in a material liability of Company or any of its Subsidiaries to the U.S. Department of the Treasury (the “Treasury Department”), the U.S. Department of Labor, any Multiemployer Plan, any Employee Benefit Plan or any

participant in an Employee Benefit Plan.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Employee Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(j)            Each Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (i) been operated between January 1, 2005 and December 31, 2008, in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all respects, Section 409A of the Code and IRS regulations and guidance thereunder.  No compensation payable by Company or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, or (v) require the funding of any trust or other funding vehicle.  There is no agreement, contract or arrangement to which Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code.  No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  The Section 280G calculations and related documentation previously provided to Purchaser dated April 26, 2012 (A) includes accurate and complete (other than in immaterial respects) data and amounts (based on the dates and other assumptions specified therein) with respect to each individual identified in such calculations and (B) sets forth a good faith estimate (based on the stock price and other assumptions specified therein) of the amounts potentially payable to each individual identified in such calculations under any Employee Benefit Plan in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, including the amount of any “excess parachute payments” within the meaning of Section 280G of the Code and any excise tax gross-up that could become payable under any Employee Benefit Plans.

(l)            Company and its Subsidiaries are, and have been at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”).  Company has previously completed and filed all of the certifications and disclosure documents required from the Company, its officers and its board of directors/compensation committee pursuant to Treasury’s Interim Final Rule, 31 C.F.R. Part 30, as amended,  under Section 111 of EESA, including as such requirements are interpreted pursuant to the guidance included in Treasury’s “Frequently Asked Questions (FAQ), Troubled Asset Relief Program (TARP) Standards for Compensation and Governance,” and has properly maintained all documentation and supporting information required in order to make such certifications and disclosures.

(m)          The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code.  Section 3.11(m) of the Company Disclosure Schedule identifies (i) each loan under which the ESOP is a borrower (each, an “ESOP Loan”), (ii) the lender and guarantor (if any) of each ESOP Loan, and (iii) the securities of Company that were acquired with such ESOP Loan (the “Employer Securities”).  Each ESOP Loan meets the requirements of Section 4975(d)(3) of the Code.  The Employer Securities are pledged as collateral for the ESOP Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

(n)           Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Benefit Plans) is properly so characterized.

3.12         Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13         Opinion.  The Board of Directors of Company has received the opinion of J.P. Morgan Securities LLC that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.14         Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Joint Proxy

Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15         Legal Proceedings.

(a)           There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Company, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates).

(b)           Since December 31, 2008, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received by Company or any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

3.16         Material Contracts.

(a)           Except for those agreements and other documents filed as exhibits or incorporated by reference to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or filed or incorporated in any of its other Company SEC Reports filed since March 16, 2012 and prior to the date hereof or as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the SEC, a “Material Contract”):  (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains a non-compete or client or customer non-solicit requirement or any other provisions that restricts the conduct of, or the manner of conducting, any line of business of Company or any of its affiliates (or, upon consummation of the Merger, of Purchaser or any of its affiliates); (iii) that obligates Company or any of its affiliates (or, upon consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis; (iv) that requires referrals of business or requires Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis; (v) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries; (vii) that limits the payment of dividends by Company or any of its Subsidiaries; (viii) that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties, except in each case that relate to merchant banking investments by the Company or its Subsidiaries in the ordinary course of business; (ix) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; (x) that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (xi) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $200,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xii) that grants to a person any right in Company Owned Intellectual Property or grants to Company or any of its Subsidiaries a license to Company Licensed Intellectual Property (excluding licenses to shrink-wrap or click-wrap software), in each case that involves the payment or more than $200,000 per annum or is material to the conduct of the businesses of the Company; (xiii) to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it); or (xiv) that is otherwise material to the Company or any Significant Subsidiary of the Company or their financial condition or results of operations.  Company has Previously Disclosed or made available to Purchaser prior to the date hereof true, correct and complete copies of each Material Contract.

(b)           (i)  Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to the Knowledge of Company, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither Company nor any of its Subsidiaries, and, to the Knowledge of Company, any counterparty or counterparties, is in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract.

3.17         Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are in compliance, and for the preceding three years have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or, to the Knowledge of Company, investigations of any kind, pending, or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to liability under any Environmental Law and, to the Knowledge of Company, there is no such proceeding, claim, action or investigation threatened in writing; (c) there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Entity, that impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to the Knowledge of Company, there are, and have been, no releases of hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law.  Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.17 constitute the sole representations and warranties of the Company relating to any Environmental Law.

3.18         Taxes.  Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes (as defined below) that are required to be paid or that Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company.  None of the material Tax Returns or material matters, in each case pertaining to (i) income Taxes of Company or any of its Subsidiaries or (ii) state franchise taxes imposed with reference to the income, net income, assets, or capital stock of Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the U.S. Internal Revenue Service (“IRS”) or the relevant state, local or foreign Tax authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.  No material deficiencies have been asserted or assessments made against Company or any of its Subsidiaries that has not been paid or resolved in full.  No material claim has been made against Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where Company or its Subsidiaries does not file Tax Returns that Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.  No material liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable.  Neither Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect.  Neither Company nor any of its Subsidiaries (A) have ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which Company was the common parent, (B) has any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other person with respect to Taxes.  Neither Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).  Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2009 and 2010.  None of Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law.)  As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

3.19         Reorganization.  Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20         Intellectual Property.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company:

(a)           Each of Company and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Company Owned

Intellectual Property, and (B) to the Knowledge of Company, has valid and sufficient rights and licenses to all of the Company Licensed Intellectual Property.  The Company Owned Intellectual Property is subsisting and, to the Knowledge of Company, valid and enforceable.

(b)           To the Knowledge of Company, the operation of Company and each of its Subsidiary’s respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, and no person has asserted in writing that Company or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights.  To the Knowledge of Company, no third person has infringed, diluted, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Company Owned Intellectual Property in any material respect.

(c)           Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Company Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to the Knowledge of Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure agreements which have not been breached.  To the Knowledge of Company, no person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d)           Company’s and each of its Subsidiary’s respective IT Assets operate and perform as required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years.  Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.  Company and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)           For purposes of this Agreement,

(i)            “Intellectual Property” means any and all:  (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii)           “IT Assets” means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such person or such person’s Subsidiaries.

(iii)          “Company Licensed Intellectual Property” means the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted.

(iv)          “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

3.21         Properties.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, Company or one of its Subsidiaries (a) has good and insurable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor.  There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Company Real Property.

3.22         Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice.  Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23         Accounting and Internal Controls.

(a)           The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom).  Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)           Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.  Company has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors:  (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)           Since January 1, 2009, (A) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

3.24         Derivatives.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, neither Company nor its Subsidiaries, nor to the Knowledge of Company any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of it and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

3.25         Loan Matters.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by Company or its Subsidiaries.

(b)           Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), in each case except for such exceptions as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect on Company, and in all material respects with all applicable requirements of applicable law.

(c)           None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

(d)           Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company and its Subsidiaries between January 1, 2006 and the date hereof that are outstanding or threatened, in each case, as of the date hereof.

(e)           Section 3.25(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of March 31, 2012 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or any Governmental Entity (each a “Special Mention Loan”), (D) as to which a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith or (G) which is required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of Company or any of its Subsidiaries that as of March 31, 2012 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date.  For each loan identified in accordance with the immediately preceding sentence, Section 3.25(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2012.

(f)            Company’s allowance for loan losses as of March 31, 2012, is in compliance with (i) Company’s existing methodology for determining the adequacy of its allowance for loan losses and (ii) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is adequate under all of such standards.

(g)           Section 3.25(g) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries.  There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(h)           Each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing: (1) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (2) as a GNMA I and II Issuer by the Government National Mortgage Association; (3) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (4) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(i)            Except as set forth in Section 3.25(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Governmental Entity or Agency.

(j)            To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(k)           Since December 31, 2008, each of the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between the Company or any of its Subsidiaries and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval, and in each case but for such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

(l)            The electronic data files delivered by Company to Purchaser with respect to all outstanding Loans as of each of March 31, 2012 are true, correct and complete in all material respects as of their respective dates.

(m)          Since December 31, 2008, no loan investor representing greater than 30% of the purchased volume for any calendar year has indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with laws.

(n)           Since December 31, 2008, the Company and its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers, collectively, the “Mortgage Vendors”) used by the Company or by any of its Subsidiaries has engaged in, directly or indirectly, (1) any foreclosures in material violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in material breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law in all material respects.

(o)           Each of the Company and each of its Subsidiaries, and, to the Knowledge of the Company, the Mortgage Vendors, is and has been in compliance in all material respects with the standards of conduct set forth in the several Consent Orders, dated April 13, 2011, issued by the Office of the Comptroller of the Currency in connection with its interagency horizontal review of major residential mortgage services.

(p)           Since December 31, 2008, Company has not foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.26         Broker-Dealer and Investment Advisory Matters.

(a)           Each of Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer (each a “Broker-Dealer Entity”), investment adviser (each an “RIA Entity”), futures commission merchant, municipal securities dealer or (ii) a registered principal, registered representative, agent, salesperson or investment adviser representative with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law.  Each of Company and its Subsidiaries and, to the Knowledge of Company, each of their respective officers and employees are in compliance with all applicable laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, in each case, in all material respects.  Neither Company nor any of its Subsidiaries has received any notice of proceedings, except for examinations conducted in the regular course of Company’s and its Subsidiaries’ business, which are outstanding and unresolved relating to the revocation or modification of any such registrations, licenses or qualifications.

(b)           Each Broker-Dealer Entity (i) is subject to the provisions of Regulation T of the Federal Reserve, (ii) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and (iii) members of each such Broker-Dealer Entity regularly supervise its activities and the activities of its members, employees and independent contractors to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not, individually or in the aggregate, material either in number or amount.

(c)           Each Broker-Dealer Entity is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or any other self-regulatory body which succeeds to the functions of FINRA.

(d)           Each of Company and its Subsidiaries and, to the Knowledge of Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable laws governing sales processes and practices in all material respects.

(e)           The information contained in the currently effective Forms ADV and BD as filed with the SEC by each Broker-Dealer Entity was complete and accurate in all material respects as of the time of filing thereof.

(f)            None of Company nor any of its Subsidiaries is, or provide any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Each of Company and its Subsidiaries is, and has been since January 1, 2009, in compliance with each investment advisory contract to which it is a party.  The accounts of each investment advisory client of Company or any of its Subsidiaries subject to ERISA have been managed by Company or its applicable Subsidiary in compliance with the applicable requirements of ERISA.

(g)           Each RIA Entity has implemented written policies and procedures as required by applicable law, which have been Previously Disclosed to Purchaser and is, and since January 1, 2008 has been, in compliance in all material respects with such policies and procedures.

(h)           Except as disclosed on Forms ADV or BD filed with the SEC prior to the date of this Agreement, none of Company, any of its Subsidiaries nor to the Knowledge of Company any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act) (i) has been the subject of any inquiry, investigation, review or disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Forms ADV or BD; provided that routine regulatory investigations and examinations and routine customer complaints and arbitration shall not be construed as or deemed to be any inquiry, investigation, review or disciplinary proceedings for the purpose of this sentence, (ii) has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, or (iii) is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

3.27         Community Reinvestment Act Compliance.  Company and each of its Subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Company or any such Subsidiary having its current rating lowered.

3.28         Investment Securities.  Each of Company and its Subsidiaries has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries.  Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

3.29         Related Party Transactions.  Except for Loans set forth in Section 3.25(g) of the Company Disclosure Schedule, for ordinary course bank deposit, trust and asset management services on arms’ length terms, and “compensation” as defined in Item 402 of the SEC’s Regulation S-K, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act)  of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Company Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Company) on the other hand.

3.30         Labor.  Neither Company nor any of its Subsidiaries is, nor at any time since January 1, 2008 was, a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Company or any of its Subsidiaries or compel Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Company, threatened and neither Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2008. Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and its Subsidiaries are in material compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any material unfair labor practices or similar material prohibited practices. Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Company has made available to Purchaser prior to the date of this Agreement a copy of all material written policies and procedures related to Company’s and its Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to Company’s and its Subsidiaries’ employees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Purchaser prior to the date hereof and on or after the date on which Purchaser filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

4.1           Corporate Organization.

(a)           Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland.  Each of Purchaser and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)           A list of Purchaser’s Significant Subsidiaries is included in Purchaser’s Annual Report on Form 10-K for its fiscal year ended December 31, 2011.  Each Significant Subsidiary of Purchaser (i) is duly incorporated or duly formed, as applicable to each such Significant Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions to Purchaser, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The copies of the articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of Purchaser which have been made available to Company are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

4.2           Capitalization.

(a)           The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (the “Purchaser Common Stock”), of which, as of May 7, 2012, (the “Purchaser Capitalization Date”), 56,362,273 were issued and outstanding, (ii) 10,000,000 shares of special voting stock, par value $0.01 per share (“Special Voting Stock”), none of which were issued and outstanding as of the Purchaser Capitalization Date, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the Purchaser Capitalization Date, none of which were classified, designated, issued or outstanding as of the Purchaser Capitalization Date.  As of the Purchaser Capitalization Date, 1,120,986 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”).  As of the Purchaser Capitalization Date, 6,718,356 shares of Purchaser Common Stock were issuable upon exchange of the 7.5% Senior Exchangeable Notes due 2025 of HTH Operating Partnership LP, a wholly owned limited partnership of Purchaser.  All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding.  As of the Purchaser Capitalization Date, except pursuant to this Agreement, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock, Special Voting Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Special Voting Stock, Purchaser preferred stock, Voting Debt of Purchaser or other equity securities of Purchaser.  As of the Purchaser Capitalization Date, there are no contractual obligations of Purchaser or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any equity security of Purchaser or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Purchaser or its Subsidiaries or (ii) pursuant to which Purchaser or any of its Subsidiaries is or could be required to register shares of Purchaser capital stock or other securities under the Securities Act.  There are no voting trusts or other agreements or understandings to which Purchaser, any Subsidiary of Purchaser or, to the Knowledge of Purchaser, any of their respective officers or directors, is a party with respect to the voting of any Purchaser Common Stock, Special Voting Stock, Voting Debt or other equity securities of Purchaser.  The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)           Other than awards under the Purchaser Stock Plans that are outstanding as of the Purchaser Capitalization Date, no other equity-based awards are outstanding as of the Purchaser Capitalization Date.  Since the Purchaser Capitalization

Date through the date hereof, Purchaser has not (i) issued or repurchased any shares of Purchaser Common Stock, Special Voting Stock, Voting Debt or other equity securities of Purchaser, other than in connection with the exercise of Purchaser Stock Options or settlement in accordance with their terms of the Purchaser Stock Plans that were outstanding on the Purchaser Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Purchaser capital stock or any other equity-based awards.  With respect to each grant of options to purchase Purchaser Common Stock, (i) each such grant was made in accordance with the terms of the applicable Purchaser Stock Plan, the Exchange Act and all other applicable Laws and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Purchaser and disclosed in the Purchaser SEC Reports in accordance with the Exchange Act and all other applicable Laws.  All options to purchase Purchaser Common Stock granted by Purchaser or any of its Subsidiaries have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.  From January 1, 2011 through the date of this Agreement, neither Purchaser nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, or (B) with respect to executive officers of Purchaser or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code).

(c)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Purchaser are owned by Purchaser, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Significant Subsidiary of Purchaser has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)           Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Board of Directors of Purchaser and Merger Sub, and the Board of Directors of Purchaser has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Purchaser and its shareholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to Purchaser’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement and the transactions contemplated hereby (including the issuance of Purchaser Common Stock in connection with the Merger) by the affirmative vote of a majority of all the votes cast on the issuance proposal, provided that a majority of the outstanding shares of Purchaser Common Stock on the record date are cast on the issuance proposal (the “Purchaser Shareholder Approval”), no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  Neither Purchaser nor any of its Significant Subsidiaries has been charged as an entity with a federal crime relating to financial services by way of an indictment, filing of an information or a criminal complaint.  This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)           Neither the execution and delivery of this Agreement, nor the consummation by Purchaser and Merger Sub, as applicable, of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of Purchaser or Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), for any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4           Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(b), (iii) the filing of the Texas Certificate of Merger pursuant to the TBOC and the Maryland Articles of Merger with the SDAT, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser or Merger Sub of this Agreement.

4.5           Reports.

(a)           Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b)           An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since December 31, 2008 and prior to the date of this Agreement (the “Purchaser SEC Reports”) is publicly available.  No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser SEC Reports.  None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

4.6           Financial Statements.

(a)           The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  PricewaterhouseCoopers LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 which have either been Previously Disclosed or would not have, individually or in the aggregate, be material to the operation of Purchaser and its Subsidiaries, taken as a whole or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7           Broker’s Fees.  Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Stephens Inc., and other than as previously disclosed to Company.

4.8           Absence of Changes.  Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9           Compliance with Applicable Law.

(a)           Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2008 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and, to the Knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing.  Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of any, applicable Law relating to Purchaser or any of its Subsidiaries.

(b)           Except as Previously Disclosed, neither Purchaser nor any of its Subsidiaries is subject to any Regulatory Agreement.  Purchaser and each of its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither Purchaser nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either Purchaser or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(c)           Neither Purchaser nor any of its Subsidiaries, nor, to the Knowledge of Purchaser, any of their respective directors, officers, agents, employees or any other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.10         Employee Benefit Plans.

(a)           Section 4.10(a) of the Purchaser Disclosure Schedule sets forth a true, complete and correct list of each material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Purchaser or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Purchaser or any of its Subsidiaries or to which Purchaser or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (whether or not listed in Section 4.10(a) of the Company Disclosure Schedule) (each, a “Purchaser Benefit Plan”).

(b)           Following the date hereof, Purchaser shall provide or make available to Company true and complete copies of the Purchaser Benefit Plans and related plan documents as may be reasonably requested by Company.  There are no material amendments to any Purchaser Benefit Plan that have been adopted or approved nor has Purchaser or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Purchaser Benefit Plan.  No Purchaser Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)           (i) Each of the Purchaser Benefit Plans has been operated and administered in all material respects with applicable law, including ERISA, the Code, (ii) each of the Purchaser Benefit Plans has been administered in all material respects in accordance with its terms; (iii) each of the Purchaser Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Purchaser Benefit Plan as to its qualified status under the Code, any such letter has not been revoked (nor has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Purchaser Benefit Plan or the exempt status of any such trust; (iv) no Purchaser Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (v) no liability under Title IV of ERISA has been incurred by Purchaser, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Purchaser, its Subsidiaries or any of their respective ERISA Affiliates of incurring a liability thereunder; (vi) no Purchaser Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) neither Purchaser nor its Subsidiaries has engaged in a transaction in connection with which the Purchaser or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Purchaser Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries.

(d)           All contributions required to be made to any Purchaser Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Purchaser Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements.  Each Purchaser Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(e)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Purchaser or any of its ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Purchaser nor any of its ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(f)            None of Purchaser and its Subsidiaries have any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Purchaser and its Subsidiaries.  Purchaser and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits.

(g)           Each Purchaser Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (i) been operated between January 1, 2005 and December 31, 2008, in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all respects, Section 409A of the Code and IRS regulations and guidance thereunder.  No compensation payable by Purchaser or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

4.11         Approvals.  As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.12         Purchaser Information.  The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.13         Legal Proceedings.

(a)           There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Purchaser, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Purchaser, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(b)           Since December 31, 2008, (i) there have been no subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity, except such as are received by Purchaser or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to Purchaser and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

4.14         Material Contracts.

(a)           Except for those agreements and other documents filed as exhibits or incorporated by reference to Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or filed or incorporated in any of its other SEC Filings filed since March 9, 2012 and prior to the date hereof or as Previously Disclosed, neither Purchaser nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):  (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it); or (iii) that is otherwise material to it or its financial condition or results of operations.  Purchaser has Previously Disclosed or made available to Company prior to the date hereof true, correct and complete copies of each such contract.

(b)           (i) Each contract identified in Section 4.14(a) is a valid and legally binding agreement of Purchaser or one of its Subsidiaries, as applicable, and, to the Knowledge of Purchaser, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) Purchaser and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each such contract, (iii) neither Purchaser nor any of its Subsidiaries, and, to the Knowledge of Purchaser, any counterparty or counterparties, is in breach of any provision of any such contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Purchaser or any of its Subsidiaries under any such contract or provide any party thereto with the right to terminate such contract.

4.15         Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, (a) Purchaser and its Subsidiaries are in compliance, and for the preceding three years have complied, with Environmental Laws; (b) there are no proceedings, claims, actions, or, to the Knowledge of Purchaser, investigations of any kind, pending, or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against Purchaser or its Subsidiaries relating to liability under any Environmental Law and, to the Knowledge of Purchaser, there is no such proceeding, claim, action or investigation threatened in writing; (c) there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Entity, that impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to the Knowledge of Purchaser, there are, and have been, no releases of hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Purchaser or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against Purchaser or its Subsidiaries relating to any Environmental Law.  Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 constitute the sole representations and warranties of Purchaser relating to any Environmental Law.

4.16         Taxes.  Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid or that Purchaser or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Purchaser.  None of the material Tax Returns or material matters, in each case pertaining to (i) income Taxes of Purchaser or any of its Subsidiaries or (ii) state franchise taxes imposed with reference to the income, net income, assets, or capital stock of Purchaser or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Purchaser nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.  No material deficiencies have been asserted or assessments made against Purchaser or any of its Subsidiaries that has not been paid or resolved in full.  No material claim has been made against Purchaser or any of its Subsidiaries by any Tax authorities in a jurisdiction where Purchaser or its Subsidiaries does not file Tax Returns that Purchaser or its Subsidiaries is or may be subject to taxation by that jurisdiction.  No material liens for Taxes exist with respect to any of the assets of Purchaser or any of its Subsidiaries, except for liens for Taxes not yet due and payable.  Neither Purchaser nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect.  Neither Purchaser nor any of its Subsidiaries (A) have ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which Purchaser was the common parent, (B) has any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other person with respect to Taxes.  Neither Purchaser nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).  Purchaser has made available to Company true and correct copies of the United States federal income Tax Returns filed by Purchaser and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2009 and 2010.  None of Purchaser or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

4.17         Reorganization.  Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18         Properties.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, Purchaser or one of its Subsidiaries (a) has good and insurable title to all the properties and assets reflected in the latest audited balance sheet included in such Purchaser SEC Reports as being owned by Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Purchaser Owned Properties”), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Purchaser SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Purchaser Leased Properties” and, collectively with the Purchaser Owned Properties, the “Purchaser Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Purchaser, the lessor.  There are no pending or, to the

Knowledge of Purchaser, threatened (in writing) condemnation proceedings against the Purchaser Real Property.

4.19         Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, (a) Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice.  Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.20         Accounting and Internal Controls.

(a)           The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom).  Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)           Purchaser’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.  Purchaser has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors:  (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)           Since January 1, 2009, (A) neither Purchaser nor any of its Subsidiaries nor, to the Knowledge of Purchaser, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

4.21         Derivatives.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, all Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, neither Purchaser nor its Subsidiaries, nor to the Knowledge of Purchaser any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of it and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

4.22         Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Purchaser or any of its Subsidiaries, on the one hand, and any current or former director or executive officer of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Purchaser Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Purchaser) on the other hand.

4.23         Labor.  Neither Purchaser nor any of its Subsidiaries is, nor at any time since January 1, 2008 was, a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Purchaser or any of its Subsidiaries or compel Purchaser or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Purchaser, threatened and neither Purchaser nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2008. Neither Purchaser nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Purchaser and its Subsidiaries are in substantial compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any material unfair labor practices or similar material prohibited practices. Except as would not result in any material liability to Purchaser or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Purchaser has made available to Company prior to the date of this Agreement a copy of all material written policies and procedures related to Purchaser’s and its Subsidiaries’ employees and a written description of all material unwritten policies and procedures related to Purchaser’s and its Subsidiaries’ employees.

4.24         Purchaser Insurance Companies.

(a)           As used herein, the term “Statutory Statements” means the statutory financial statements of each of American Summit Insurance Company and National Lloyds Insurance Corporation (each, a “Purchaser Insurance Company”)  as filed with the insurance regulatory authority of the Purchaser Insurance Company’s jurisdiction of domicile (the “Domiciliary Jurisdiction”).  The Statutory Statements (i) were prepared in accordance with the accounting practices and procedures required, permitted or then in effect by the Domiciliary Jurisdiction, applied on a consistent basis during the period presented (“SAP”), (ii) present fairly in all material respects the statutory financial position of each Purchaser Insurance Company at the respective dates thereof and the statutory results of operations, capital and surplus and cash flows of each Purchaser Insurance Company for the respective periods then ended, (iii) comply in all material respects with all applicable Laws when filed, and no deficiency has been asserted with respect to any Statutory Statement by any state insurance department or other Governmental Entity, and (iv) were filed with or submitted to the Domiciliary Jurisdiction, in each case, in a timely manner on forms prescribed or permitted by the Domiciliary Jurisdiction.  No material deficiency exists that has not otherwise been cured or satisfied which has been asserted by any state insurance department or other Governmental Entity with respect to any of annual Statutory Statement or quarterly Statutory Statement.  All assets that are reflected as admitted assets on the Statutory Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets and are in an amount at least equal to the minimum amounts required by applicable insurance Laws.  Since the year ended December 31, 2008, the annual balance sheets, statements of income, changes in financial position and cash flow included in the Statutory Statements have been audited by PricewaterhouseCoopers LLP. Complete and correct copies of all financial examination reports, market conduct reports and other examination reports of state insurance departments issued on years ending on or after December 31, 2008 have been provided to Company prior to the date of this Agreement.

(b)           The Purchaser Insurance Companies do not conduct any business nor underwrite insurance or reinsurance in any alien jurisdiction that requires any license or approval for such business to be conducted.  No insurance regulator in any state has notified a Purchaser Insurance Company that it is commercially domiciled in any jurisdiction, and there are no facts that would result in a Purchaser Insurance Company being commercially domiciled in any state.

(c)           (i) All policy forms issued by the Purchaser Insurance Companies, and all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have, where required by applicable Law, been approved by any applicable state insurance department or other Governmental Entities or filed with and not objected to (or such objection has been withdrawn or resolved) by such state insurance department or other Governmental Entities within the period provided by applicable Law for objection, and all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law, and (ii) all premium rates established by the Purchaser Insurance Companies that are required to be filed with or approved by any state insurance department or other Governmental Entities have been so filed or approved, the premiums charged conform to the premium rating plans and underwriting methodologies so filed or approved and comply (or complied at the relevant time) in all material respects with all applicable anti-discrimination laws, federal or state, and all applicable insurance Laws.

(d)           Without limiting the generality of Section 4.9, each Purchaser Insurance Company is, where required, (i) duly licensed or authorized as an insurance company or reinsurer in the Domiciliary Jurisdiction, and (ii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in each other jurisdiction where it is required to be so licensed or authorized.  Each Purchaser Insurance Company and its affiliates have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between such Purchaser Insurance Company and any affiliate are in material compliance with the requirements of all applicable insurance holding company statutes.  Each Purchaser Insurance Company has marketed, administered, sold and issued insurance products in compliance with all applicable Laws in all material respects, including without limitation (i) all applicable prohibitions against withdrawal of business lines and “redlining,” (ii) all applicable requirements relating to the disclosure of the nature of insurance products and policies, (iii) all applicable requirements relating to insurance product projections and illustrations, (iv) suitability requirements and (v) all applicable requirements relating to the advertising, sales and marketing of insurance products (including licensing and appointments).  No proceeding or customer complaint has been filed with the insurance regulatory authorities which could reasonably be expected to lead to the revocation, failure to renew, limitation, suspension or restriction of any such license or authorization.

(e)           Neither Purchaser Insurance Company nor any of their affiliates have engaged in, or colluded with or assisted any other persons with, the paying of contingent commissions to steer business to them or colluded with brokers or agents to “rig bids” or submit false quotes to customers.

(f)            There are no unpaid claims and assessments against the Purchaser Insurance Companies, whether or not due, by any state insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool.  No such claim or assessment is pending, the Purchaser Insurance Companies have not received notice of any such claim or assessment, and, to the Knowledge of Purchaser, there is no basis for the assertion of any such claim or assessment against the Purchaser Insurance Companies by any state insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(g)           Purchaser has provided Company with a list of any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet), including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes that are beneficially owned by the Purchaser Insurance Companies as of March 31, 2012 (such investment assets, together with all investment assets acquired by the Purchaser Insurance Companies between March 31, 2012 and the Closing Date are referred to herein as the “Investment Assets”).  Each Purchaser Insurance Company has good and marketable title to all of the Investment Assets it purports to own, free and clear of all encumbrances.  None of the Investment Assets is in default in the payment of principal or interest or dividends and, to the Knowledge of Purchaser, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under, or cause the permanent impairment of, any of the Investment Assets.  All of the Investment Assets comply with, and the acquisition thereof complied with, any and all investment restrictions under applicable Law in all material respects.

(h)           (i)       Purchaser has provided Company a complete and correct list of all reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes or other arrangements of any kind (each, a “Reinsurance Agreement”) in effect as of the date of this Agreement to which each Purchaser Insurance Company is a party as a cedent and any terminated or expired treaty or agreement under which there remains any outstanding liability.

(ii)           Each Reinsurance Agreement is a valid and legally binding agreement of the applicable Purchaser Insurance Company, and, to the Knowledge of Purchaser, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect.  The applicable Purchaser Insurance Company has duly performed all material obligations required to be performed by it prior to the date hereof under each such Reinsurance Agreement.  Neither Purchaser Insurance Company nor, to the Knowledge of Purchaser, any counterparty or counterparties, is in breach of any provision of any such Reinsurance Agreement.  No event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of a Purchaser Insurance Company under any such Reinsurance Agreement or provide any party thereto with the right to terminate such contract.  Since January 1, 2011, (A) the Purchaser Insurance Companies have not received any notice from any applicable reinsurer that any amount of reinsurance ceded by a Purchaser Insurance Company will be uncollectible or otherwise defaulted upon, (B) to the Knowledge of Purchaser, none of the reinsurers of the Purchaser Insurance Companies is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) to the Knowledge of Purchaser, the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (D) no notice of intended cancellation has been received by the Purchaser Insurance Companies from any such reinsurer, (E) there are no disputes under any Reinsurance Agreement and (F) each Purchaser Insurance Company is entitled under the law of the Domiciliary Jurisdiction to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement, and all such amounts recoverable have been properly recorded in its books and records of account and are properly reflected in its Statutory Statements.  No such Reinsurance Agreement contains any provision providing that any such party thereto (other than a Purchaser Insurance Company) may terminate, cancel, or commute the same by reason of the consummation of the Merger.

(iii)          With respect to any such Reinsurance Agreement for which a Purchaser Insurance Company is taking credit on its most recent statutory financial statements or has taken credit on any Statutory Statements from and after January 1, 2011, (A) there has been no separate written or oral agreements between the Company and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement, (B) for each such Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2011, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the state insurance department of the Domiciliary Jurisdiction of such Purchaser Insurance Company, (C) such Purchaser Insurance Company complies and has complied from and after January 1, 2011 in all material respects with all of the requirements set forth in SSAP No. 62 and (D) such Purchaser Insurance Company has and has had from and after January 1, 2011 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(i)            Complete and correct copies of all analyses, reports and other data prepared by or on behalf of the Purchaser Insurance Companies or submitted to any state insurance department or other Governmental Entity relating to risk-based capital calculations or Insurance Regulatory Information System ratios have been provided to Company prior to the date of this Agreement.

(j)            The loss reserves and other actuarial amounts of each Purchaser Insurance Company contained in its Statutory Statements: (i) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) in all material respects satisfied all applicable Laws and have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Law and regulations and in accordance with prudent insurance practices generally followed in the insurance industry.  To the Knowledge of Purchaser, no facts or circumstances exist which would necessitate any adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet.  Complete and correct copies of all reports and opinions of independent actuaries relating to the reserves of the Company as of any date since January 1, 2011, including all attachments, addenda, supplements and modifications thereto, have been provided to Company prior to the date of this Agreement.  The information and data furnished by each Purchaser Insurance Company to its independent actuaries in connection with the preparation of each such report and opinion were accurate in all material respects.  Each such report and opinion was based upon an accurate inventory of such Purchaser Insurance Company’s policies in force at the relevant time of preparation.

(k)           All benefits claimed by, or paid, payable, or credited to, any person under any Insurance Contract have in all material respects been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract under which they arose and such payments, credits or provisions were not delinquent and were paid or credited (or will be paid or credited) without fines or penalties.

4.25         Financing.  Purchaser and Merger Sub each have or will have available to it prior to the Closing Date all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

4.26         Investment in SWS Group, Inc.  Purchaser does not, directly or indirectly, control, and is not deemed to control, SWS Group, Inc., Southwest Securities, FSB or any other Subsidiary of SWS Group, Inc., including, for purposes of Section 2 of the BHC Act, Section 10 of the Home Owners’ Loan Act or any regulations, policy statements or interpretations promulgated thereunder by the Federal Reserve or, to the extent not superseded, the Office of Thrift Supervision.  Purchaser does not, and as of the Effective Time will not except with respect to PlainsCapital Bank, directly or indirectly control any “insured depository institution” (as defined in

Section 3(c)(2) of the Federal Deposit Insurance Act) for purposes of Section 3(w)(5) of the Federal Deposit Insurance Act or for purposes of the cross-guaranty liability provisions of Section 5(e) of the Federal Deposit Insurance Act.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Businesses Prior to the Effective Time.  Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable law, or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, (i) Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (ii) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company, Merger Sub or Purchaser to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2           Company Forbearances.  During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser:

(a)           (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except for (A) issuances under dividend reinvestment plans, in the ordinary course of business or (B) automatic grants pursuant to existing Company Stock Plans as set forth in Section 5.2(a)(ii) of the Company Disclosure Schedule (provided that the foregoing clauses (A) and (B) shall not permit the issuance or grant of any stock options).

(b)           (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on the Company Original Common Stock at a rate no greater than $0.06 per share of Company Common Stock or (C) required dividends on any Company Preferred Stock) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment plans or the Employee Benefit Plans).

(c)           Amend the material terms of, waive any material rights under, terminate, knowingly violate the terms of or enter into (i) any Material Contract, Regulatory Agreement or other binding obligation that is material to Company and its Subsidiaries, taken as a whole, (ii) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract governing the terms of the Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d)           Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e)           Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f)            Amend the Company Certificate or the Company Bylaws, or similar governing documents of any of its Significant Subsidiaries.

(g)           Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(h)           Except as required under applicable law or the terms of any Employee Benefit Plan in effect as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries, except for ordinary course merit-based increases in the base salary of employees (other than directors or executive officers of, or individuals who are party to an employment agreement or change of control agreement with, Company or its Subsidiaries) consistent with past practice, (ii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, (iii) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay,  (iv) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation or any bonus or other incentive compensation, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (vi) terminate the employment or services of any officer, employee, independent contractor or consultant other than for cause, or (vii) hire any officer, employee, independent contractor or consultant, except in the ordinary course of business for non-executive officer positions for a base salary not in excess of $250,000.

(i)            Notwithstanding anything herein to the contrary, take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)            (i) incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business or (ii) increase the size of the warehouse line of credit extended by PlainsCapital Bank to PrimeLending to a total amount in excess of $1 billion.

(k)           Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or requested by a Regulatory Agency.

(l)            Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a Regulatory Agency.

(m)          Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $2,000,000 and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries.

(n)           Other than as determined to be necessary or advisable by Company in the good faith exercise of its discretion based on changes in market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(o)           Make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p)           Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(q)           Invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements.

(r)            (i) Except for Loans or commitments for Loans that have been approved by Company prior to the date of this Agreement, without prior consultation with Purchaser, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of (A) $30,000,000 (with respect to borrowers with an outstanding Loan from the Company or a Subsidiary of the Company as of the date hereof) or (B) $10,000,000 (with respect to all other borrowers), or (ii) without prior consultation with Purchaser, enter into agreements relating to, or consummate purchases or sales (other than sales by PrimeLending) of, whole loans in excess of $10,000,000 in principal amount or purchase price.

(s)           Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(t)            Except pursuant to arrangements or agreements in effect on the date of this Agreement which have been Previously Disclosed, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2.

(u)           Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax

Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(v)           Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3           Purchaser Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)           Amend the certificate of incorporation or bylaws of Purchaser or similar governing documents of any of its Significant Subsidiaries in a manner that would materially and adversely affect the holders of Company Common Stock or that would materially impede Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)           Notwithstanding anything herein to the contrary, take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)           Except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(d)           (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case other than grants to members of Purchaser’s board of directors in the ordinary course consistent with past practice as described in Purchaser’s definitive proxy statement for its 2012 annual meeting of shareholders.

(e)           (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment plans or the Purchaser Employee Benefit Plans).

(f)            Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(g)           Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any material portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(h)           Amend the material terms of, waive any material rights under, terminate, knowingly violate the terms of or enter into (i) any contract of Purchaser described in Section 4.14(a) or other binding obligation that is material to Purchaser and its Subsidiaries, taken as a whole, (ii) any material restriction on the ability of Purchaser or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract governing the terms of the Purchaser Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(i)            Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(j)            Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or requested by a Regulatory Agency.

(k)           Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $2,000,000 and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries.

(l)            Except pursuant to arrangements or agreements in effect on the date of this Agreement which have been Previously Disclosed, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement (other than employment and compensation related arrangements) with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business .

(m)          Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(n)           Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)           Purchaser and Company shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of Company and Purchaser shall thereafter mail or deliver the Joint Proxy Statement to its shareholders.  Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)           The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and, if requested by Purchaser, a distribution of the shares of First Southwest Holdings, LLC and its subsidiaries to Purchaser or similar regulatory restructuring to be effected following the closing of the Merger, to the extent such distribution or similar restructuring would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain) as soon as possible, and in any event no later than December 31, 2012, to the extent reasonably practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities; provided, however, that Purchaser shall file an application under Section 3 of the BHC Act with the Federal Reserve no later than twenty (20) business days following the date of this Agreement.  Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the non-confidential information relating to Company or Purchaser (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)           Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Company’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Joint Proxy Statement.

(d)           In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law so as to enable the Closing to occur as soon as possible, and in any event no later than December 31, 2012 to the extent reasonably practicable, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Purchaser, Company and their respective Subsidiaries; provided, however, that nothing contained in this Agreement shall require Purchaser to take any actions specified in this Section 6.1(d) that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Company) on Purchaser or Company.

(e)           Purchaser agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

(f)            Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2           Access to Information.

(a)           Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request.  Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement.  Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties dated June 10, 2011 (the “Confidentiality Agreement”).

(c)           No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3           Shareholder Approval.

(a)           The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement.  Company shall duly take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act by the SEC, for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”).  The Board of Directors of Company will use all reasonable best efforts to obtain from its shareholders the Company Shareholder Approval.  However, if the Board of Directors of Company, after consultation with (and taking account of the advice of) counsel, determines in good faith that, because of the receipt by Company of a Company Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Company Superior Proposal, it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to Company’s shareholders, the Board of Directors of Company may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its shareholders in the Company Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that Company may not take any actions under this sentence until after giving Purchaser at least three business days’ notice.  Nothing contained in this Agreement shall be deemed to relieve Company of its obligation to submit this Agreement to its shareholders for a vote.  Company shall not submit to the vote of its shareholders any Company Acquisition Proposal other than the Merger.

(b)           The Board of Directors of Purchaser has resolved (i) to recommend to Purchaser’s shareholders that they approve the issuance of Purchaser Common Stock in connection with the Merger and (ii) that as of the Effective Time, the restrictions in Article VII of the charter of Purchaser will no longer be in the best interests of Purchaser and its shareholders, and that such restrictions shall cease to be effective as of the Effective Time, and will submit to its shareholders the proposed issuance of Purchaser Common Stock and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement.  Purchaser shall duly take, in accordance with applicable law and the governing organization documents of Purchaser, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act by the SEC, for the purpose of obtaining the Purchaser Shareholder Approval (the “Purchaser Shareholder Meeting”).  The Board of Directors of Purchaser will use all reasonable best efforts to obtain from its shareholders the Purchaser Shareholder Approval.  However, if the Board of Directors of Purchaser, after consultation with (and taking account of the advice of) counsel, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance proposal, then in submitting the issuance proposal to Purchaser’s shareholders, the Board of Directors of Purchaser may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Purchaser may communicate the basis for its lack of a recommendation to its shareholders in the Purchaser Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that Purchaser may not take any actions under this sentence until after giving Company at least three business days’ notice.  Nothing contained in this Agreement shall be deemed to relieve Purchaser of its obligation to submit this Agreement to its shareholders to a vote.

(c)           Company and Purchaser shall cooperate to schedule and convene the Company Shareholder Meeting and the Purchaser Shareholder Meeting on the same date.

(d)           If on the date of the Company Shareholder Meeting, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, Company shall adjourn the Company Shareholder Meeting until such date as shall be mutually agreed upon by

Company and Purchaser, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Company Shareholder Approval.  Company shall only be required to adjourn or postpone the Company Shareholder Meeting one time pursuant to this Section 6.3(d).

(e)           If on the date of the Purchaser Shareholder Meeting, Purchaser has not received proxies representing a sufficient number of shares of Purchaser Common Stock to obtain the Purchaser Shareholder Approval, Purchaser shall adjourn the Purchaser Shareholder Meeting until such date as shall be mutually agreed upon by Company and Purchaser, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Purchaser Shareholder Approval.  Purchaser shall only be required to adjourn or postpone the Purchaser Shareholder Meeting one time pursuant to this Section 6.3(e).

6.4           NYSE Listing.  Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.5           Employee Matters.

(a)           For the period beginning on the Closing Date and ending on December 31, 2013, Purchaser shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on and after the Closing Date (the “Continuing Employees”) that provide employee benefits, in the aggregate, which are substantially comparable in the aggregate to those generally applicable to employees of Company and/or its Subsidiaries as of immediately prior to the Closing Date (other than the value of the benefits provided under the ESOP prior to the Closing Date which shall not be considered in determining whether benefits are substantially comparable in the aggregate during the period noted above); provided that, for the avoidance of doubt, nothing contained herein shall preclude Purchaser or the Surviving Company from implementing a single benefit plan for any type of benefit for the Continuing Employees.  For purposes of Sections 6.5(a), (b) and (d), references to Subsidiaries shall include only those Subsidiaries of Company that are majority owned by Company, whether by vote or value.

(b)           From and after the Effective Time, Continuing Employees shall be given credit under the employee benefit plans in which they become eligible to participate following the Effective Time for all service with Company or its Subsidiaries (to the extent Company recognized such service for a similar purpose under the applicable Employee Benefit Plan) for the purposes of eligibility, vesting and benefit accrual; provided that service credit shall not be recognized (i) (A) for purposes of benefit accruals or levels of credit under any retirement plan, (B) for any purpose under post-retirement welfare plans or (C) for purposes of any Purchaser employee benefit plan under which similarly situated employees of Purchaser or its Subsidiaries do not receive credit for prior service or any frozen or grandfathered plan of Purchaser or its Subsidiaries or (ii) if such recognition of service would duplicate any benefits of a Continuing Employee with respect to the same period of service.  Purchaser and Company agree that where applicable with respect to any group health care plan maintained by Purchaser in which any Continuing Employee is eligible to participate, for the plan year in which the Effective Time (or commencement of participation in a plan of Purchaser or any of its Subsidiaries) occurs, Purchaser shall use its reasonable best efforts to (i) waive any pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability, and (ii) provide that any covered expenses incurred on or before the Effective Time by the Continuing Employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time, to the same extent as such expenses were taken into account under the comparable Employee Benefit Plan, subject to the applicable information being provided to Purchaser in a form that Purchaser reasonably determines is administratively feasible to take into account under its plans.  Such expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)           On the date hereof, the PlainsCapital Financial Supplemental Executive Pension Plan (“SEPP”) was amended in the manner set forth on Section 6.5(c) of the Company Disclosure Schedule subject to and contingent upon the receipt of an acknowledgement from each SEPP participant.  Within the thirty (30) day period prior to the Closing Date, Company shall take all necessary steps to cause the SEPP to be terminated, contingent upon the occurrence of the Effective Time, in accordance with Section 1.409A-3(j)(ix)(B) of the regulations under Section 409A of the Code, and all SEPP participants shall receive a payment equal to their accrued benefit under the SEPP (taking into account any additional accrual in respect of 2012 as provided under the SEPP as amended) in a lump sum within thirty (30) days of the Closing Date.

(d)           If requested by Purchaser in writing delivered to Company not less than ten (10) business days before the Closing Date, Company and each of its Subsidiaries, as applicable, shall, effective no later than immediately prior to, and contingent upon, the Closing, adopt such resolutions and/or amendments (and take any other required action) to terminate the ESOP (with distributions to occur upon receipt of a favorable determination letter from the IRS in respect of such termination) and to adopt the necessary amendments to the ESOP, the ESOP trust and the ESOP Loan documents to ensure that (i) the Merger Consideration received by the ESOP trustee in connection with the Merger with respect to the unallocated shares of Company Common Stock held in the ESOP trust shall first be applied by the ESOP trustee to the full repayment of the ESOP Loan, (ii) Section 12.06 of the ESOP shall require immediate lump sum distributions of all ESOP account balances upon receipt of the favorable determination letter described above (except to the extent immediate lump sum distribution would not be permitted under applicable law) and the reference to the purchase of deferred annuity contracts shall be deleted in its entirety, and (iii) to the extent permitted by applicable law, the value attributable to the unallocated shares of Company Common Stock currently held in the ESOP trust can be used in the future for the benefit of those persons who are ESOP participants and beneficiaries as of immediately prior to the Effective Time.  No later than five (5) business days prior to the Closing Date, Company shall provide Purchaser with (A) certified copies of the resolutions and/or amendments adopted by the Board of Directors (or the appropriate committee thereof) of Company or its Subsidiaries, as applicable, authorizing that the Company ESOP has been terminated, and (B) executed amendments to the ESOP, the ESOP trust and the ESOP Loan, as applicable, in form and substance reasonably satisfactory to Purchaser to effectuate such termination and the other amendments set forth above.  In the event of such ESOP termination, the Continuing Employees who were participants in the ESOP as of immediately prior to distributions of ESOP account balances shall be permitted to roll any eligible rollover distributions into another cash or deferred arrangement within the meaning of Section 401(k) sponsored by Company or the Purchaser and in which the Continuing Employees are eligible (the “Company 401(k) Plan”), provided that shares of Purchaser Common Stock shall only be permitted to be rolled over into the Company 401(k) Plan if such plan maintains a Purchaser Common Stock fund..

(e)           The parties acknowledge and agree that Company shall take all actions set forth on Section 6.5(e) of the Company Disclosure Schedule with respect to the agreements with Company employees set forth on Section 6.5(e) of the Company Disclosure Schedule.

(f)            In the event that the Closing Date occurs prior to the payment of the Continuing Employees’ annual bonuses in respect of the 2012 year, Purchaser agrees that the Continuing Employees shall be eligible to be awarded annual bonuses in respect of the 2012 year, taking into account Company’s performance for the 2012 performance year, the terms of the applicable Employee Benefit Plans and the Company’s bonus allocation practice in the ordinary course of business .

(g)           Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, Purchaser Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, the Surviving Company and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, Purchaser Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, the Surviving Company and its Subsidiaries), or constitute or create an employment or other agreement with any employee, independent contractor or other service provider.

6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, each of Purchaser and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)           Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Company) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 300% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.  At the option of Company, prior to the Effective Time and in lieu of the foregoing, Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c)           Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

(d)           If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.6.

6.7           Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8           No Solicitation.

(a)           Company agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Company Acquisition Proposal; provided that, in the event Company receives an unsolicited bona fide Company Acquisition Proposal and the Board of Directors of Company concludes in good faith that such Company Acquisition Proposal constitutes, or is reasonably expected to result in, a Company Superior Proposal, Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (and based on the advice of counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to Company than the Confidentiality Agreement and which expressly permits Company to comply with its obligations pursuant to this Section 6.8.  Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Company Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (i) enforce any confidentiality or similar agreement relating to a Company Acquisition Proposal and (ii) within ten business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Purchaser and its affiliates) pursuant to any such confidentiality or similar agreement.  Company will promptly (and in any event within 24 hours) advise Purchaser following receipt of any Company Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Company Acquisition Proposal and the substance thereof (including the identity of the person making such Company Acquisition Proposal), and will keep Purchaser promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Company Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis.  Company agrees that it shall simultaneously provide to Purchaser any confidential or nonpublic information concerning Company or any of its Subsidiaries that may be provided to any other person in connection with any Company Acquisition Proposal which has not previously been provided to Purchaser.

(b)           Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement. As used in this Agreement, “Company Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 40% of the voting power in, or more than 40% of the fair market value of the business, assets or deposits of, Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.  As used in this Agreement, “Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by Purchaser; provided that for purposes of the definition of “Company Superior Proposal,” the references to “more than 40%” in the definition of Company Acquisition Proposal shall be deemed to be references to “100%.”

(c)           Purchaser agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Purchaser Acquisition Proposal; provided that, in the event Purchaser receives an unsolicited bona fide Purchaser Acquisition Proposal and the Board of Directors of

Purchaser concludes in good faith that such Purchaser Acquisition Proposal constitutes, or is reasonably expected to result in, a Purchaser Superior Proposal, Purchaser may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Purchaser concludes in good faith (and based on the advice of counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to Purchaser than the Confidentiality Agreement and which expressly permits Purchaser to comply with its obligations pursuant to this Section 6.8.  Purchaser will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Company with respect to any Purchaser Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (i) enforce any confidentiality or similar agreement relating to a Purchaser Acquisition Proposal and (ii) within ten business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Company and its affiliates) pursuant to any such confidentiality or similar agreement.  Purchaser will promptly (and in any event within 24 hours) advise Company following receipt of any Purchaser Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Purchaser Acquisition Proposal and the substance thereof (including the identity of the person making such Purchaser Acquisition Proposal), and will keep Company promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Purchaser Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis.  Purchaser agrees that it shall simultaneously provide to Company any confidential or nonpublic information concerning Purchaser or any of its Subsidiaries that may be provided to any other person in connection with any Purchaser Acquisition Proposal which has not previously been provided to Company.

(d)           Nothing contained in this Agreement shall prevent Purchaser or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Purchaser Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement. As used in this Agreement, “Purchaser Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Purchaser or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 40% of the voting power in, or more than 40% of the fair market value of the business, assets or deposits of, Purchaser or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.  As used in this Agreement, “Purchaser Superior Proposal” means an unsolicited bona fide written Purchaser Acquisition Proposal that the Board of Directors of Purchaser concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by Company; provided that for purposes of the definition of “Purchaser Superior Proposal,” the references to “more than 40%” in the definition of Purchaser Acquisition Proposal shall be deemed to be references to “100%.”

6.9           Takeover Laws.  No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.10         Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser, and Purchaser will furnish to Company, (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to its Board of Directors or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries.

6.11         Notification of Certain Matters.  Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.12         Shareholder Litigation.  Company shall cooperate and consult with Purchaser in the defense or settlement of any shareholder litigation against Company and/or its directors or affiliates and, as applicable, against Purchaser and/or its directors or affiliates, relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent.  In furtherance of and without in any way limiting the foregoing, Company shall use all reasonable best efforts to prevail in any such litigation so as to permit the consummation of the Merger in the manner contemplated by this Agreement.

6.13         Governance.

(a)           Purchaser and the Board of Directors of Purchaser shall take all actions necessary so that, as of the Effective Time, the members of the Board of Directors of Purchaser include a number of members selected by the current Board of Directors of Company (who shall be reasonably acceptable to Purchaser, and one of whom shall be Alan B. White) that is one less than the number of members selected by the current Board of Directors of Purchaser.  Alan B. White shall serve as the Vice Chairman of the Board of Directors of Purchaser immediately following the Effective Time.

(b)           The Board of Directors of Purchaser following the Effective Time shall include, in addition to its existing committees, an Executive Committee which shall initially have 5 members, including (i) 3 individuals to be selected by the current Board of Directors of Purchaser and (ii) 2 individuals to be selected from the current members of the Board of Directors of Company designated to the Board of Directors of Purchaser in accordance with Section 6.13(a), which 2 individuals shall be selected by the current Board of Directors of Company and shall, if other than the current Chairman and Chief Executive Officer of the Company, be reasonably acceptable to Purchaser.  The chairman of the Executive Committee of the Board of Directors of Purchaser immediately following the Effective Time shall be Alan B. White.

(c)           As of the Effective Time, the Chairman and Chief Executive Officer of the Surviving Company shall be the current Chairman and Chief Executive Officer of Company, and the Board of Directors of the Surviving Company shall initially be comprised of the same individuals who comprise the Board of Directors of Purchaser immediately following the Effective Time.

(d)           At the first regularly scheduled meeting of the Board of Directors of Purchaser after the Effective Time, Purchaser shall cause the Board of Directors to consider and, at the discretion of the Board of Directors, approve a policy for the payment of dividends on the Purchaser Common Stock, subject to applicable Law, and taking into account the level of dividends historically paid on the Company Common Stock.

6.14         Investment Advisory Consents.  Company shall cause its applicable Subsidiaries to use their reasonable best efforts to obtain the consents and approvals necessary to satisfy the consents and approvals required under applicable Law to effect the assignment or continuation of each investment advisory, sub-advisory, investment management, trust or similar agreement with any investment advisory client in connection with the transactions contemplated hereby, including with respect to any change of control of any Person in connection therewith.  Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement, Company shall (or shall cause its applicable Subsidiary to) mail a letter to each relevant client, in a form reasonably acceptable to Purchaser, with respect to such process, and approximately thirty days after the mailing of such letter, to mail a second letter to each such client, in a form reasonably acceptable to Purchaser.  Purchaser and Company shall agree on an approach to obtaining such necessary consents and approvals with respect to any investment advisory clients required to give a “positive consent” to assignment, in accordance with applicable Law.

6.15         Preferred Stock Held by U.S. Treasury.  Neither Purchaser nor any of its affiliates has any plan or intention to, and prior to the second (2nd) anniversary of the Closing Date will not, redeem or otherwise acquire the New Preferred Stock.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  The Company Shareholder Approval and the Purchaser Shareholder Approval shall have been obtained.

(b)           Stock Exchange Listing.  The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)           Regulatory Approvals.  (i) The necessary regulatory approval from the Federal Reserve under Section 3 of the BHC Act, and the necessary regulatory approvals from the Texas Department of Banking and under the HSR Act, and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to be obtained would reasonably be expected to have a material adverse effect on Purchaser or Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”). The Requisite Regulatory Approvals shall not include any election of Purchaser or Merger Sub to become a “financial holding company” under Section 4(k) of the BHC Act.

7.2           Conditions to Obligations of Purchaser.  The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.1(a), 3.2(b);  3.3(a), 3.3(b)(i), 3.7 and 3.10, which shall be true and correct in all material respects, and (iii) Section 3.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b)           Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)           Tax Opinion.  Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub and Company.

(d)           Regulatory Conditions.  There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or Surviving Company that would have a Material Adverse Effect on Purchaser, Surviving

Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(e)           Consents and Approvals.  Each of the consents and approvals set forth on Section 7.2(e) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect on the Closing Date.

(f)            Merger Agreement Amendment.  The Fourth Amendment to the First Southwest Merger Agreement shall be in full force and effect on the Closing Date and shall not have been superseded or modified by subsequent amendments.

7.3           Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.2(a), which shall be true and correct except to a de minimis extent (relative to Section 4.2(a) taken as a whole), (ii) Sections 4.3(a), 4.3(b)(i) and 4.7, which shall be true and correct in all material respects, and (iii) Sections 4.8 and 4.26, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b)           Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)           Tax Opinion.  Company shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub, and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company or Purchaser:

(a)           by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)           by either Company or Purchaser;

(i)            if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii)           if the Merger shall not have been consummated on or before December 31, 2012,  unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(iii)          if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of the Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within the earlier of December 31, 2012 and 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iv)          if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(v)           if the Purchaser Shareholder Approval shall not have been obtained at the Purchaser Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)           by Purchaser, prior to such time as the Company Shareholder Approval is obtained, if Company or the Board of Directors of Company submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders a Company Acquisition Proposal other than the Merger; or

(d)           by Company, prior to such time as the Purchaser Shareholder Approval is obtained, if Purchaser or the Board of Directors of Purchaser submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(b), or recommends to its shareholders a Purchaser Acquisition Proposal other than the Merger.

8.2           Effect of Termination.  In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3           Fees and Expenses.

(a)           Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement, the Form S-4 and all filing and other fees paid to the SEC in connection with the Merger and all filing and other fees in connection with any filing under the HSR Act, which shall be borne equally by Company and Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b) or 8.3(c) hereof.

(b)           In the event that:

(i)            (x) prior to the Effective Time and after the date hereof, any person shall have made a Company Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn or has been made known to management of Company, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make a Company Acquisition Proposal, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(ii) without the Company Shareholder Approval having been obtained or Section 8.1(b)(iv) or by Purchaser pursuant to Section 8.1(b)(iii) and (z) within twelve months after the termination of this Agreement, a Company Acquisition Proposal shall have been consummated or any definitive agreement with respect to a Company Acquisition Proposal shall have been entered into; (provided that for purposes of the foregoing, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.8(b) except that the references to “40%” in the definition of a “Company Acquisition Proposal” in Section 6.8(b) shall be deemed to be references to “50%”); or

(ii)           this Agreement is terminated by Purchaser pursuant to Section 8.1(c);

then Company shall pay Purchaser a fee, in immediately available funds, in the amount of $17,500,000 (the “Company Termination Fee”) immediately following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Company Acquisition Proposal.  In no event shall Company be obligated to pay Purchaser the Company Termination Fee on more than one occasion.

(c)           In the event that:

(i)            this Agreement is terminated by either party pursuant to Section 8.1(b)(v); or

(ii)           this Agreement is terminated by Company pursuant to Section 8.1(d);

then Purchaser shall pay Company a fee, in immediately available funds, in the amount of $17,500,000 (the “Purchaser Termination Fee”).  In no event shall Purchaser be obligated to pay Company the Purchaser Termination Fee on more than one occasion.

(d)           In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(b)(iv) (other than in the event of a termination in connection with which the Company Termination Fee is payable pursuant to Section 8.3(b)), then Company shall pay to Purchaser, in immediately available funds on the date of such termination, an amount equal to $5,000,000 in respect of the other party’s expenses in connection with this Agreement.

(e)           Company and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  The amounts payable by Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Purchaser in the event of termination of this Agreement specified in such section.  In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4           Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company or the shareholders of Purchaser, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5           Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, on the first business day of the first calendar month that follows the month in which the last to be satisfied of the conditions set forth in Article VII is satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”); provided that if such conditions are satisfied on or after December 1, 2012 and before December 31, 2012, the Closing shall take place on December 31, 2012.

9.2           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser or Merger Sub, to:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Attention: Corey Prestidge
Facsimile: (214) 580-5722

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Edward D. Herlihy
David E. Shapiro
Facsimile:	(212) 403-2000

(b) if to Company, to:

PlainsCapital Corporation
2323 Victory Ave., Suite 1400
Dallas, Texas 75219
Attention:	Scott J. Luedke
Facsimile:	(877) 425-4246

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Mitchell S. Eitel
Facsimile:	(212) 558-3588

9.4           Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the phrase “to the Knowledge of Company” means the actual knowledge of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule, and the phrase “to the Knowledge of Purchaser” means the actual knowledge of any of

Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule.  All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6           Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Texas.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8           Waiver of Jury Trial.  Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9           Publicity.  Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10         Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed).  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns.  Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.11         Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12         Disclosure Schedule.

(a)           Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser delivered to Company a schedule a (“Purchaser Disclosure Schedule”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)           For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HILLTOP HOLDINGS INC.

By:	/s/ Jeremy B. Ford

	Name:	Jeremy B. Ford
	Title:	President and CEO

MEADOW CORPORATION

By:	/s/ Jeremy B. Ford

	Name:	Jeremy B. Ford
	Title:	President

PLAINSCAPITAL CORPORATION

By:	/s/ Alan B. White

	Name:	Alan B. White
	Title:	Chairman and CEO